Exhibit 99.1

200 International Circle Suite 3500 Hunt Valley, MD 21030	P: 410.427.1700 F: 410.427.8800

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES RESULTS OF 2017 ANNUAL MEETING OF STOCKHOLDERS;

LEADERSHIP CHANGES AT BOARD OF DIRECTORS

HUNT VALLEY, MARYLAND – June 8, 2017 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced that at the 2017 Annual Meeting, each of the director nominees was elected, the selection of Ernst & Young LLP as Omega’s independent auditor was ratified, Omega’s executive compensation was approved on an advisory basis and Omega’s stockholders approved, on an advisory basis, holding future advisory votes on the compensation of Omega’s executive officers on an annual basis.

Omega also announced that Bernard Korman retired as Chairman of the Board of Directors, effective as of June 8, 2017, and the Board appointed Craig R. Callen as Chairman of the Board. Mr. Korman remains a member of the Board.

“For over 50 years Bernie Korman has been a leader and innovator in the healthcare industry. His experience and vision have been significant drivers of Omega’s success over more than two decades of service and I have personally benefited from his industry insight and public company leadership experience,” stated C. Taylor Pickett, Omega’s Chief Executive Officer.

Craig Callen stated, “Bernie has been a terrific partner since I joined the Board four years ago. His leadership has been both extraordinary and measurable, resulting in sector leading shareholder returns over the last 15 years. I am pleased that Bernie will remain on the Board through the 2018 annual meeting continuing to support me and our industry leading management team.”

Other changes at the Board level include the retirement of Harold Kloosterman, who has served as a director since Omega’s initial public offering in 1992. Mr. Kloosterman served in a number of roles during his tenure as a director, most recently as Chair of Omega’s Investment Committee. Craig Bernfield was named to replace Mr. Kloosterman as Investment Committee Chair.

“Harry has a clear view of the long-term care industry and played an instrumental role in directing Omega’s dynamic growth over the last 25 years,” stated Mr. Pickett.

“We are fortunate to have Craig Bernfield, the former CEO of Aviv REIT, assume the leadership of this important committee and I am confident that Omega will benefit from his skills that were the foundation for the success of Aviv,” added Mr. Callen.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of March 31, 2017, Omega has a portfolio of investments that includes approximately 1,000 properties located in 42 states and the United Kingdom and operated by 77 different operators.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700